UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2025

dMY Squared Technology Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	001-41519	88-0748933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (702) 781-4313

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant	DMYY.U	NYSE American
Class A common stock, par value $0.0001 per share	DMYY	NYSE American
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	DMYY.WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 26, 2025, the audit committee (the “Audit Committee”) of the board of directors of dMY Squared Technology Group, Inc. (the “Company”), in consultation with the Company’s management, determined that the Company’s previously issued unaudited condensed financial statements contained in its Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2025, filed with the SEC on May 15, 2025 (the “First Quarter 10-Q”), should no longer be relied upon due to the under-accrual of excise tax payable under the Inflation Reduction Act of 2022 (“IRA”) in connection with the redemption of Public Shares (as defined below) in January 2024 and the corresponding impact on accumulated deficit presented in the balance sheet in the First Quarter 10-Q.

As previously disclosed, the Company held a special meeting of its shareholders on January 2, 2024, for the purpose of seeking shareholder approval of an amendment to the Company’s amended and restated articles of association to extend the date by which the Company has to consummate its initial business combination, among other matters (the “Special Meeting”). In connection with the Special Meeting, an aggregate of 3,980,414 shares of Class A common stock initially issued by the Company as part of the units sold in its initial public offering (such shares, the “Public Shares”) were redeemed and the Company paid approximately $42.0 million to redeeming shareholders on January 4, 2024. The IRA imposes a 1% excise tax on the fair market value of repurchased shares, subject to netting rules and certain exceptions, occurring on or after January 1, 2023. As a result, the Company incurred an excise tax obligation of approximately $420,000. Accrual of this obligation was required. At December 31, 2024, the net impact of excise tax payable was immaterial due to offsetting of over-accrued income taxes. In the first quarter of 2025, the offsetting over-accrual was eliminated, and the full excise tax obligation remained unrecorded, making the error material to the March 31, 2025 financial statements. The error was identified as part of the preparation of the Company’s Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2025 (the “Second Quarter 10-Q”).

The Company intends to restate the financial statements in its First Quarter 10-Q. The restatement is limited to recognition of the excise tax liability and related adjustment to accumulated deficit in the unaudited condensed balance sheet as of March 31, 2025, the unaudited condensed statements of changes in shareholders’ deficit for the three months ended March 31, 2025, and the unaudited condensed statement of cash flows for the three months ended March 31, 2025; it does not affect the Company’s cash position or cash held in the trust account established in connection with its initial public offering.

In addition, the Company has evaluated the impact of the identified error on its internal control over financial reporting and disclosure controls and procedures. The Company will report a material weakness in internal control over financial reporting related to this matter and will report that its disclosure controls and procedures were ineffective as of March 31, 2025. The Company has commenced efforts to remediate such material weakness. The Company will report the material weakness and its remediation efforts in its restated First Quarter 10-Q and its forthcoming Second Quarter 10-Q.

The Audit Committee and Company’s management discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02 with the Company’s independent registered public accounting firm, WithumSmith+Brown, PC.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements”. Certain of these forward-looking statements can be identified by the use of words such as “intends”, “may”, “will” or other similar expressions. Such statements may include, but are not limited to, statements regarding the impact of the Company’s restatement of certain historical financial statements, any proposed remediation measures with respect to identified material weaknesses, the Company’s previously disclosed non-compliance with NYSE American continued listing standards relating to timely filing of its periodic reports and its ability to regain and maintain compliance with the requirements of the NYSE American, the outcome of any legal proceedings or government or regulatory action on inquiry that may be instituted against the Company related to the matters disclosed in this Current Report on Form 8-K, and other risks and uncertainties described from time to time in the Company’s filings with the SEC. These statements are based on the Company’s current expectations on the date of this Current Report on Form 8-K and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMY SQUARED TECHNOLOGY GROUP, INC.

	By:	/s/ Harry L. You
	Name:	Harry L. You
	Title:	Chief Executive Officer, Chief Financial Officer and Chairman

Dated: August 26, 2025

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